EXHIBIT K.1

                         STOCK TRANSFER AGENCY AGREEMENT


         This STOCK TRANSFER AGENCY AGREEMENT (the "Agreement"), effective as of DECEMBER 12, 2003 (the "Effective Date"), is between Tortoise Energy Infrastructure Corporation (the "Company"), a Maryland corporation, with its principal office at 10801 Mastin Boulevard, Overland Park Kansas, and Computershare Investor Services, LLC ("Computershare"), a Delaware limited liability company, with its principal office at Two North LaSalle Street, Chicago, Illinois.

         WHEREAS, the Company desires to enter into an agreement with Computershare to provide transfer agent, registrar and other administrative services as set forth in this Agreement and the Schedules and Exhibits attached hereto; and

         WHEREAS, Computershare desires to provide such services to the Company;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. DEFINITIONS

         (a) Whenever used in this Agreement, the following words and phrases shall have the following meanings:

         (i) "Affiliate" means, with respect to any party to this Agreement, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. As used herein, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

         (ii) "Board" means the Board of Directors of the Company, and where a committee thereof is authorized to take action on behalf of the Board, it shall also mean such committee.

         (iii) "Business Day" means any day other than a Saturday, a Sunday, or a day on which the New York Stock Exchange is authorized or obligated by law or executive order to close.

         (iv) "Officer" means the Company's President, Senior Vice Presidents, Vice Presidents, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer, or any other employee of the Company duly authorized (which authorization shall be certified by the Company's Secretary) to execute any certificate, instruction, notice or other instrument on behalf of the Company.

         (v) "Out-of-Pocket Expense" means any expense reasonably incurred by Computershare pursuant to this Agreement, including but not limited to the items listed in Schedule B, attached.

         (vi) "Shares" mean any or all of each class of the shares of capital stock of the Company which from time-to-time are authorized or issued by the Company and identified in a Certificate of the Secretary of the Company.

2. APPOINTMENT OF COMPUTERSHARE

         (a) The Company hereby appoints Computershare to perform the services described herein and in the Schedule A attached hereto (the "Services"), and Computershare hereby accepts such

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appointment and agrees to perform the Services on a non-exclusive basis in accordance with the terms hereinafter set forth.

         (b) The initial term of this Agreement shall commence as of the Effective Date, and shall end on the day that is 1 year from the Effective Date, unless otherwise terminated in accordance with this Agreement (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew for additional 1 year periods (each a "Renewal Term"), unless either party provides written notice to the other party not less than sixty (60) days prior to the expiration of such period of its election not to renew the Agreement.

         (c) The Company shall pay Computershare for the Services in accordance with the fees set forth on Schedule B (the "Fees"). The Company agrees that, upon notice to the Company, the Fees may be modified from time to time; provided, however, that such Fees shall not be modified during the first year of this Agreement.

         (d) The Company shall deliver immediately to Computershare the following documents, each of which shall be certified by the Company's Secretary or Assistant Secretary:

                  (i) A Board resolution in the form attached as Exhibit I in which the Company appoints Computershare to serve in the designated capacity;

                  (ii) A Corporate Information Schedule in the form attached as
         Exhibit II and any amendments thereof;

                  (iii) A copy of the Company's Articles of Incorporation, by-laws and any amendments thereto;

                  (iv) A list of the Officers authorized to provide instructions to Computershare, with specimen signatures of such Officers and any amendments thereto;

                  (v) Specimen certificate text for each class of Shares and high resolution graphic files of the company seal and each officer's signature on the stock certificate;

                  (vi) Any final listing application for additional amounts of listed securities;

                  (vii) Any registration statement relating to the Company's securities; and

                  (viii) Any other information reasonably requested from time to time.

         (e) Computershare shall adopt as part of its records all lists of holders of record of the Company's Shares, books, documents, and records that have been employed by any former agent of the Company for the maintenance of the ledgers for the Shares; provided, however, such ledger is certified as authentic, complete and correct by an Officer or the Company's former transfer agent. Such records shall include, among other things, a complete list of certificates upon which stop transfer orders have been placed, the name and address of each shareholder of record of such certificate, the number of shares held by each such shareholder and the date of issuance of each such certificate.

         (f) The Company shall promptly notify Computershare in writing as to:

                  (i) the existence or termination of any restrictions on the transfer of any Shares;

                  (ii) the application or removal of a legend restricting the transfer of any certificate;


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

                  (iii) the substitution of a Share certificate without such legend with a Share certificate bearing a legend restricting such Share's transfer;

                  (iv) any authorized but unissued Shares reserved for specific purposes;

                  (v) outstanding shares that are exchangeable for Shares and the basis for exchange;

                  (vi) instructions regarding, among other things, dividends for foreign holders; and

                  (vii) the requirement for a stop transfer order to attach to any Shares or for any other notation or transfer restriction to attach to any Shares.

3. ISSUANCE AND TRANSFER OF SHARES

         (a) Except where a stop transfer order has been entered for an account, Computershare shall transfer, pursuant to its normal operating procedures, Shares upon: (i) the presentation to Computershare of Share certificates properly endorsed for transfer if such shares are in certificate form; or (ii) upon the presentation to Computershare of stock transfer instructions properly endorsed if Shares are in uncertificated form. Such endorsed Shares and transfer instructions shall be accompanied by such documents as are reasonably necessary to evidence the authority of the person making the transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes and subject to such additional requirements as may be required by Computershare from time to time. With respect to any transfer, Computershare will require a medallion guarantee of signature by a bank, trust company or other financial institution that is a qualified member of the Medallion Guarantee Program. Computershare may refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and Computershare shall incur no liability for its refusal in good faith to make transfers that Computershare, in its sole judgment, deems improper, unauthorized, or not in compliance with its procedures.

         (b) With respect to Shares in certificate form, certificates representing Shares that are subject to restrictions on transfer (e.g., securities acquired pursuant to an investment representation, securities held by controlling persons and securities subject to stockholders' agreements) shall be stamped with a legend describing the extent and conditions of the restrictions or referring to the source of such restrictions. With respect to any proposed transfer of control or exempt securities, Computershare may request a legal opinion from the Company's counsel, which legal opinion shall be satisfactory to Computershare in its sole discretion, and Computershare assumes no responsibility with respect to the transfer of restricted securities in accordance with such opinion.

         (c) Computershare is hereby authorized and directed to issue and register, without notice or approval by the Company, new Share certificates to replace certificates reported lost, stolen, mutilated or destroyed, upon compliance with Computershare's policies, which includes receipt by Computershare of: (i) an affidavit of non-receipt; and (ii) an open penalty bond of indemnity in a form and substance and from a surety company satisfactory to Computershare. In each such case, the shareholder shall be solely responsible for the payment of any premium.

         (d) In the event that a certificate is, for any reason, in the possession of Computershare and has not been claimed by the registered holder or cannot be delivered to the registered holder through customary channels, Computershare shall continue to hold such certificate for the registered holder subject to applicable abandoned property regulations or other laws.

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

         (e) Computershare shall not be responsible for the payment of any original issue or other taxes, fees or imposts required to be paid by the Company or a purchaser of Shares in connection with the issuance or purchase of any Shares.

4. DIVIDENDS AND DISTRIBUTIONS

         (a) In the event that the Company pays dividends to shareholders, the Company and Computershare (through its Affiliate, Computershare Trust Co., Inc.), shall proceed as follows and in accordance with Schedule A:

                  (i) The Company shall furnish to Computershare a copy of a Board resolution setting forth the following: (A) the date of the declaration of a dividend or distribution; (B) the date of dividend accrual or payment; (C) the record date for the determination as of which shareholders shall be entitled to payment, or accrual; and (D) the amount per Share of such dividend or distribution.

                  (ii) Computershare shall not be liable for any improper payment made in accordance with a certificate, resolution or instruction of the Company or shareholder. Furthermore, Computershare shall in no way be responsible for the determination of the rate or form of dividends or distributions due to the shareholders.

                  (iii) At its sole discretion, Computershare is authorized to stop payment of any dividend payment check it issues when such check has not been presented for payment and the payee notifies Computershare that such check has not been received, has been lost, stolen or destroyed, or is unavailable to the payee for any other cause beyond his control. In such instances, Computershare is authorized to debit the Company's checking account to replace a replacement check.

5. LIMITATION OF LIABILITY/CONCERNING COMPUTERSHARE

         (a) The Company agrees that Computershare shall not be liable for any action taken or omitted to be taken in connection with this Agreement, except that Computershare shall be liable for direct losses incurred by the Company arising out of Computershare's gross negligence or willful misconduct. Any liability of Computershare shall be limited to the amount of fees paid by the Company to Computershare in the preceding thirty six (36) months for the Services, it being understood that the Services could not be provided to the Company by Computershare at the prices set forth herein without the foregoing liability limitation. The parties hereto agree that, in light of the unique characteristics of each instance in which Services are to be performed, Computershare makes no representation or warranty that any of the Services shall be performed at any set time or under any deadline, and Computershare shall not be liable for any change in the market value of any security at any time. Under no circumstances shall either party be liable for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if such party has been advised of the possibility of such loss or damage.

         (b) Notwithstanding anything to the contrary, Computershare shall not be liable in connection with:

                  (i) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Company to request such issuance, sale or transfer;

                  (ii) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Company to request such purchase;


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


                  (iii) The legality of the declaration of any dividend by the Company, or the legality of the issue of any Shares in payment of any stock dividend;

                  (iv) The legality of any recapitalization or readjustment of the Shares;

                  (v) Acting upon any oral instruction, writing or document reasonably believed by Computershare to be genuine and to have been given, signed or made by an Officer; and

                  (vi) Processing Share certificates that it reasonably believes bear the proper manual or facsimile signatures of an Officer and the proper counter-signature of Computershare or the prior transfer agent or registrar.

         (c) In providing Services under this Agreement, Computershare may rely upon any listing applications, letters, or other written instruments executed by an Officer and directed to the Exchange and upon any opinions submitted to the Exchange by counsel for the Company as though such letters, instruments, or opinions had been addressed or submitted to Computershare itself, and with the same rights of indemnification set forth in Section 7 hereof.

         (d) At any time, Computershare may apply to the Company for oral or written instructions with respect to any matter arising in connection with the provision of the Services and Computershare's duties and obligations under this Agreement. Computershare shall not be liable for any action taken or omitted to be taken by Computershare in good faith in accordance with such instructions.

         (e) Computershare shall maintain: (i) a record of all Share ownership by the Company's shareholders of record; (ii) a record of all Share transactions, including all issuances of Shares, transfers, and Share replacements, performed by Computershare (iii) a record of all dividend activity; (iv) a record of restrictions on any Shares of which it has been informed; and (v) a record of all other matters relating to the services provided by Computershare hereunder. At the Company's expense, Computershare shall maintain on the Company's behalf, for safekeeping or disposition by the Company in accordance with law, such records, papers, Share certificates that have been canceled in transfer or exchange, and other documents accumulated in the execution of its duties hereunder. Computershare may, in its discretion, return canceled Share certificates to the Company and the Company shall be obligated to retain the certificates as required by law. The records maintained by Computershare pursuant to this paragraph shall be considered to be the property of the Company and shall be made available during normal business hours upon three (3) business days notice to Computershare by an Officer.

         (f) Computershare shall use its reasonable efforts to safeguard the inventory of blank stock certificates maintained by Computershare and shall maintain insurance coverage protecting Computershare and its clients against foreseeable losses, costs and expenses arising out of the loss or theft of any such certificates.

         (g) In the event of any Officer that shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates dies, resigns or removed prior to issuance of such Share certificates, unless otherwise instructed by the Company, Computershare may issue such Share certificates as the Share certificates of the Company notwithstanding such death, resignation or removal, and the Company shall promptly deliver to Computershare such approvals, adoptions or ratification as may be required by law.

6. TERMINATION

         (a) Upon providing written notice, either party may immediately terminate this agreement upon the occurrence of any of the following: (i) any breach of any material provision of this Agreement

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and, where the breach is capable of remedy, failure to remedy the breach within thirty (30) days after receiving written notice of such breach; (ii) any breach of any material provision of this agreement that is not capable of remedy; (iii) any party: (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it; (B) makes any assignment or general arrangement for the benefit of creditors; or (C) has a liquidator, administrator, receive, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (iv) any failure to make, when due, any payment required to be made under the Agreement if such failure is not remedied within thirty (30) Business Days after written notice.

7. INDEMNIFICATION

         (a) The Company agrees to defend, indemnify and hold harmless Computershare and its Affiliates and each of their directors, officers, employees, attorneys and agents (collectively, the "Indemnified Parties"), from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Computershare as a result (directly or indirectly) of or relating to: (i) Computershare's acceptance of this Agreement or provision of Services under this Agreement; (ii) any actions taken or not taken by any former agent of the Company; and (iii) the validity of stock issued by the Company, unless finally determined by a court of competent jurisdiction that such Losses have resulted directly from the gross negligence or willful misconduct of such Indemnified Party.

         (b) This Section 7 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

8. REPRESENTATIONS AND WARRANTIES.

         (a) The Company represents and warrants that: (i) it has full power, authority and capacity to execute and deliver this Agreement and perform its obligations hereunder, and that this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally; and (ii) the Company is, and shall remain, in compliance with the rules and regulations of the securities exchange or market upon which its Shares are listed (the "Exchange") for the listing of additional shares sufficiently in advance to permit Computershare, upon receipt of such authorizations as may be required by the Exchange, to execute timely issuance and delivery as transfer agent and as registrar of certificates representing such additional shares.

         (b) Computershare represents and warrants that it has full power, authority and capacity to execute and deliver this Agreement and perform its obligations hereunder, and that this Agreement constitutes a legal, valid and binding obligation of Computershare, enforceable against Computershare in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally.

         (c) This Section 8 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

9. BILLING AND PAYMENT

         (a) Computershare shall bill the Company monthly in arrears for the Fees incurred during the previous month. The Company shall pay Computershare the full amount of each such invoice within thirty (30) days from the date of the invoice.

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         (b) In the event the Company does not make payment in full within thirty (30) days of the date of each invoice, the Company shall pay interest of 1.0% per month (12% per annum) on the outstanding balance of the Fees.

10. CONFIDENTIALITY

         (a) The information contained in this Agreement is confidential and proprietary in nature. Except as otherwise provided herein, each of the Company and Computershare agrees that it will not divulge or make accessible to any third party (which shall not include any Affiliate, attorney or accountant of the Company or Computershare) any part of this Agreement without the prior written consent of the other party.

         (b) Under this Agreement, each party shall have access to certain confidential information belonging to the other party, which information shall include all nonpublic information pertaining to the disclosing party, its parent, subsidiaries, affiliates, employees, customers, representatives and vendors (including without limitation all information furnished prior to the date of this Agreement) furnished by or on behalf of the disclosing party to the receiving party, directly or indirectly, by any means ("Confidential Information").

         (c) The parties acknowledge that except as necessary for Computershare to service the account or for either party to perform its obligations under the
Agreement: (i) all Confidential Information is confidential; (ii) the parties will keep all Confidential Information confidential and will not disclose the same; (iii) the parties will use Confidential Information only as required by this Agreement; (iv) the parties will not create a list or other compilation containing any Confidential Information for any purpose other than to perform under this Agreement; (v) except as expressly provided for herein, the parties will not provide, directly or indirectly, the Confidential Information to any other party for any purpose.

         (d) In the event that either party receives a request or becomes legally compelled to disclose any Confidential Information belonging to the other party, recipient will provide the other party with prompt notice of the request and shall disclose only that portion of the Confidential Information that recipient is legally obligated to disclose.

         (e) The parties agree that all Confidential Information is proprietary to the disclosing party. Except for (i) any information initially provided by the Company to Computershare and (ii) Personal Data (as defined herein), all information or materials, including all microfiche, electronic mails, hard or soft documentation, computer or data system information, financial information, customer or vendor information, business operations, lists, files, records, source documents, and other materials provided by Computershare to the Company under this Agreement shall be the sole and exclusive property of Computershare.

         (f) The Company hereby acknowledges that Computershare Trust Co., Inc., an Affiliate of Computershare that is involved in the provision of certain Services hereunder, is subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. ss. 6801 et seq. (the "Act"). To the extent that a shareholder establishes a relationship with Computershare, Computershare is required by the Act to maintain the privacy of shareholder nonpublic personal financial information ("Personal Data"). Computershare agrees that, except as necessary to fulfill its obligations hereunder or to service the account, Computershare shall keep all Personal Data confidential. Furthermore, Computershare is required to obtain an undertaking from the Company regarding its protection and use of Personal Data received from Computershare. Therefore, the Company agrees that: (i) Personal Data received from Computershare will not be disclosed or used except to the extent necessary to carry out its obligations under this Agreement; (ii) the Company shall use such security measures necessary to protect Personal

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Data from intentional or accidental unauthorized disclosure or use; and (iii)
the Company shall promptly notify Computershare regarding any failure of such security measures or any security breach related to the Personal Data. If a shareholder is also a "customer" (as defined in the Act) of the Company, or if the Company otherwise is entitled by law to the Personal Data, the limitations contained in this paragraph shall not apply to the portion of Personal Data to which the Company is so entitled.

         (g) This Section 10 shall survive the termination of this Agreement or the removal or resignation of Computershare hereunder.

11. ADDITIONAL PROVISIONS

         (a) FORCE MAJEURE. Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in performance or observance of any provision contained herein by reason of act of God, riots, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar cause (including, but not limited to, mechanical, electronic or communications interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

         (b) SEVERABILITY. If any part of this Agreement, for any reason, is declared invalid, it shall be deemed restated to reflect as nearly as possible in accordance with applicable law the original intentions of the parties. The remainder of this Agreement shall continue in effect as if the Agreement had been entered into without the invalid portion.

         (c) STATUS OF PARTIES. The relationship of the parties to each other in the execution and performance of the Agreement shall be that of independent contractors. Nothing in the Agreement or with respect to the obligations or services of Computershare in connection with the Agreement shall constitute Computershare a fiduciary of the Company or any other person.

         (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original hereof, and it will not be necessary in making proof of this Agreement to produce or account for more that one counterpart hereof.

         (e) ENTIRE AGREEMENT. This Agreement sets forth the full understanding between the parties with respect to its subject matter and integrates all prior agreements, discussions and understandings.

         (f) NOTICES. Any notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

       If to the Company:    Tortoise Energy Infrastructure Corporation
                             10801 Mastin Boulevard, Suite 222
                             Overland Park, Kansas 66210
                             Attn:     David J. Schulte
                             Fax:      913-345-2763


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       If to Computershare:  Computershare Investor Services, LLC
                             Two North LaSalle Street
                             Chicago, Illinois 60602
                             Attn:    Charlie Zade
                             Fax:     312-601-4348

                             with a copy to:

                             Computershare Investor Services, LLC
                             Two North LaSalle Street
                             Chicago, Illinois 60602
                             Attn:    Client Services Manager
                             Fax:     312-601-4348

         (g) MODIFICATION. This Agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties. Any duly authorized Officer may amend any certificate naming Officers authorized to execute and deliver certificates, instructions, notices or other instruments, provided such amendment is certified by the Company's Secretary, and the Secretary may amend any certificate listing the shares of capital stock of the Company for which Computershare performs services hereunder.

         (h) SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns.

         (i) ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may, without the consent of the other party, assign the Agreement to an Affiliate of that party or a purchaser of all or substantially all of that party's assets used in connection with performing this Agreement.

         (j) ABSENCE OF THIRD-PARTY BENEFICIARIES. The provisions of the Agreement are intended to benefit only Computershare and the Company, and no rights shall be granted to any other person by virtue of this Agreement.

         (k) APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to choice of law principles), and the parties hereby consent to the exclusive jurisdiction of courts in Illinois (whether state or federal) over all matters relating to this Agreement.


                            [SIGNATURES ON NEXT PAGE]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                      TORTOISE ENERGY INFRASTRUCTURE CORPORATION


                                         By:   /s/ David J. Schulte
                                               --------------------------------
                                       Name:   David J. Schulte
                                      Title:   CEO and President


                                      COMPUTERSHARE INVESTOR SERVICES, LLC


                                         By:    /s/ Steven Rothbloom
                                                -------------------------------
                                       Name:    Steven Rothbloom
                                      Title:    President


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                                   SCHEDULE A
                                   ----------

                                SCOPE OF SERVICES

         Pursuant to Section 2(a) of the Agreement, Computershare agrees to provide the Services set forth below. Any service not specifically set forth below is not within the scope of Services and shall be subject to additional fees.

TRANSFER PROCESSING AND ACCOUNT MAINTENANCE

         >>       Provide all operational and administrative services in the
                  Chicago office;
         >>       Maintain records of: (i) Share ownership by the Company's
                  shareholders of record; (ii) Share transactions, including all issuances of Shares, transfers, and Share replacements
                  performed by Computershare; (iii) restrictions on any Shares of which it has been informed; and (iv) all other matters
                  relating to the Services;
         >>       Process transfer requests by issuing certificates or, if
                  applicable, through the Direct Registration System;
         >>       Process legal and restricted stock transfers;
         >>       Place and remove stop transfers orders;
         >>       Replace lost, stolen or destroyed securities in accordance with UCC guidelines and Computershare policy (subject to
                  shareholder-paid fee and bond premium);
         >>       Process stock option exercises;
         >>       Process and post address changes;
         >>       Obtain W-9 and W8-BEN certifications;
         >>       Comply with SEC mandated annual lost shareholder search; and
         >>       Perform OFAC (Office of Foreign Asset Control) and Patriot Act
                  reporting.

SHAREHOLDER SERVICES AND COMMUNICATIONS

         >>       Provide Company specific shareholder contact number;
         >>       Provide IVR 24/7 (subject to system maintenance);
         >>       Respond to shareholder inquiries (written, e-mail and web);
         >>       Record all shareholder calls;
         >>       Scan and image incoming correspondence from shareholders;
         >>       Provide via the web, shareholder account information,
                  transaction capabilities; and downloadable forms and FAQ's.

ANNUAL MEETING SERVICES

         >>       Provide certified shareholder list;
         >>       Address and mail proxy materials to shareholders of record
                  (billed as an out-of-pocket expense);
         >>       Provide affidavit of mailing;
         >>       Tabulate returned proxies;
         >>       Maintain ADP link to receive broker/bank vote transmissions;
         >>       Provide solicitor with access to tabulation results;
         >>       Provide copies of shareholder comments;
         >>       Re-mail conflicting vote proxies and improperly executed
                  proxies;
         >>       Serve as Inspector of Election and provide on-site proxy
                  voting;
         >>       Provide Final Vote certification; and

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

         >>       Provide final voted proxy list.

PREMIUM ANNUAL MEETING SERVICES (SUBJECT TO ADDITIONAL FEES)

         >>       Provide for internet and telephone voting;
         >>       Electronic delivery of proxy material via Computershare
                  Shareholder Communications;
         >>       Provide financial printing of 10ks, proxy statements and other related documents;
         >>       Accept and load other related proxy files, 401K, ESPP and
                  other stock issues not on our record keeping system;
         >>       Match loaded related proxy files to registered shareholder base to eliminate duplicate mailings;

DIVIDEND DISBURSEMENT

         >> Make payment of cash dividends to the shareholders of record as of the record date by mailing a check, payable to the registered shareholder, to the address of record or mailing address. Dividends are to be funded by the day checks are placed in the mail;
         >> Alternatively, upon proper request by a registered shareholder, and provided that funds are on hand at Computershare on or prior to the payment date, make payment to such shareholder through the Automated Clearing House in accordance with the instructions provided by the shareholder; and
         >> File with the proper federal, state and local authorities such appropriate information returns as are required by law to be filed by the Company concerning the payment of dividends and distributions.

DIVIDEND REINVESTMENT PLAN SERVICES

         >> Perform services per the terms and conditions in the specific plan document, attached hereto and made a part of, including:
                  o        Administer and maintain plan accounts;
                  o        Enroll new participants;
                  o        Process shareholder requests;
                  o        Distribute plan literature;
                  o        Reinvest dividends;
                  o        Provide for ACH investments, if applicable; and
                  o Send detailed plan statements to participants after every transaction.

GENERIC CERTIFICATES

         >> Design and produce Generic Stock Certificates. (Subject to the Company providing required information pursuant to section 3(d)(v) of the agreement.)

ESCHEATMENT SERVICES

         >>       Complete required due diligence prior to each filing;
         >>       Update account records with new addresses and reunite
                  shareholders with their property;
         >>       Prepare and file annual abandoned/unclaimed property reports in accordance with each state's abandoned property laws;
         >>       Maintain records of each state filing and update shareholder files accordingly; and
         >>       Assist shareholders in recovering property that has been
                  escheated.

ADDITIONAL ITEMS

         >> Computershare may perform additional services upon request for an additional fee. Such additional fees shall be based upon the nature of the work required (e.g., stock splits, secondary offerings, additional stock class offerings, etc.); programming and staff time will be billed at the then current rates.

                                   SCHEDULE B

                                STATEMENT OF FEES

FEES

ANNUAL MANAGEMENT FEE:

Monthly administrative fee for our services as transfer agent will be US $875.00.

ADDITIONAL TRANSACTION BASED FEES:

Generic Certificates

     o        One time set-up fee                              US $  150.00

     o        Per certificate issued                             US $  0.75

OUT-OF-POCKET EXPENSES

>> Out-of-pocket expenses shall include, but not be limited to the following: (i) postage (paid in advance of mailing); (ii) overnight delivery charges; (iii) Mail house costs - printing, insertion, freight and couriers; (iv) broker, registrar, bank and stock exchange fees; (v) telephone line charges; (vi) Proxy tabulation and printing and (vii) supplies (such as envelopes, checks, proxy materials, statements, etc.).

ADDITIONAL SERVICES

>> Separate fee estimates for services such as escheatment, corporate actions, dividends, reinvestment and other services not included in this proposal will be provided upon request by and discussion with you prior to Computershare taking any action.

                                    EXHIBIT I

                                   RESOLUTION
                                     OF THE
        BOARD OF DIRECTORS OF TORTOISE ENERGY INFRASTRUCTURE CORPORATION


APPOINTMENT OF COMPUTERSHARE

         WHEREAS, it is deemed desirable and in the best interests of Tortoise Energy Infrastructure Corporation (the "Company") that the following actions be taken by the Board of Directors of the Company.

         NOW, THEREFORE BE IT:

         RESOLVED, that Computershare Investor Services, LLC ("Computershare") is hereby appointed Transfer, Dividend Disbursement and Plan Agent for the shares set forth below, to act in accordance with its general practice and pursuant to the terms and conditions set forth in the Stock Transfer Agency Agreement, dated Dec. 16, 2003, between the Company and Computershare (the "Agreement"), which Agreement has been submitted to the Company, approved by the Company and is incorporated herein by reference:

         Class of Stock and Par Value        Shares Covered by this Appointment

         FURTHER RESOLVED, that Computershare shall be entitled to rely and act upon any written orders or directions regarding the issuance and delivery of certificates for the above-described shares signed by any of the following:
President, Senior Vice President, Vice President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary of this Company or: ["NONE"].

         FURTHER RESOLVED, that the Company shall indemnify and hold harmless Computershare and its affiliates from and against all demands, claims, liabilities, losses, damages, settlements, awards, judgments, fines, penalties, costs or expenses (including, without limitation, reasonable attorneys' fees) they may incur resulting from their reliance upon any of the information or representations set forth on the attached Corporate Information Schedule (Exhibit II) provided pursuant to this Resolution of Appointment, in accordance with the Agreement, the terms and conditions of which are hereby incorporated by reference and made a part hereof.

         FURTHER RESOLVED, that the Secretary or Assistant Secretary of this Company shall file with Computershare a certified copy of these resolutions under the seal of this Company and shall certify to Computershare from time to time the names of the officers of this Company authorized by these resolutions to act, together with the specimen signatures of such officers; and Computershare shall be entitled to presume that the persons so certified as officers continue, respectively, to act as such and that each of the foregoing resolutions continue in force until otherwise notified in writing by the Secretary or other officer of this Company.

GENERAL AUTHORITY

         FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized, empowered and directed, in the name of the Company and on its behalf, to execute such further papers or documents or take such further actions as each of them may deem necessary, appropriate or desirable to carry out the intent of any and all of the foregoing resolutions; and

         FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by any such officer within the terms of the foregoing resolutions hereby are ratified, confirmed and approved as the act and deed of the Company.

                                      * * *

         I, the undersigned Secretary of the Company, do hereby certify that the foregoing is a true copy of the resolutions adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called, convened, and held on December 12, 2003, at which a quorum was present and voted, and that said resolutions remain in full force and effect;

         By:  /s/ Zachary A. Hamel
              ------------------------------

         Name:  Zachary A. Hamel
                ----------------------------


(Corporate Seal)

                                   EXHIBIT II

                         CORPORATE INFORMATION SCHEDULE

Tortoise Energy Infrastructure Corporation (the "Company") hereby represents and warrants that the authorized and issued stock of the Company is as follows:

                                                       (1)                    (2)                  (3)
                      Shares Authorized by                              Shares Issued and
                        the Articles or          Total Shares Now          Outstanding,
  Class of Stock         Certificate of         Authorized by the      Including Treasury       Reserved
  and Par Value          Incorporation         Board of Directors            Shares              Shares*
------------------- ------------------------- ---------------------- ----------------------- ----------------
Common

      Note: The sum of columns 2 and 3 should equal the number in Column 1.

              * If shares have been reserved, identify purpose(s):

                                                  Number of Shares in
         Purpose of Reservation:             Reserve (as of Effective Date):
         ----------------------              ------------------------------

         ----------------------              ------------------------------

         ----------------------              ------------------------------

         ----------------------              ------------------------------

The issued shares above are represented by the following number of shares of issued old or reclassified stock (if none, so indicate): NONE

The Employer Identification Number of the Company is:   20-0384222.

The following persons are duly elected and qualified officers of the Company, presently holding the offices indicated, and their signatures as shown below are genuine:

               Title                                    Name                               Signature

CEO and President                        David J. Schulte                        /s/ David J. Schulte
-------------------------------------    -----------------------------------     ----------------------------------

Secretary                                Zachary A. Hamel                        /s/ Zachary A. Hamel
-------------------------------------    -----------------------------------     ----------------------------------

Treasurer                                Terry C. Matlack                        /s/ Terry Matlack
-------------------------------------    -----------------------------------     ----------------------------------

Asst. Treasurer                          Kenneth P. Malvey                       /s/ Kenneth P. Malvey
-------------------------------------    -----------------------------------     ----------------------------------

Asst. Secretary                          Andy Chica                              /s/ Andy Chica
-------------------------------------    -----------------------------------     ----------------------------------

Asst. Secretary                          Scott Schuenke                          /s/ Scott J. Schuenke
-------------------------------------    -----------------------------------     ----------------------------------

The name and address of legal counsel for the Company is:

         Vedder, Price, Kaufman & Kammholz, P.C.
--------------------------------------------------------------------------------
         222 N. LaSalle Street
--------------------------------------------------------------------------------
         Chicago, IL 60601
--------------------------------------------------------------------------------

                                      * * *

         I, the undersigned Secretary of the Company, hereby certify that the Company is, and at the time of issuance of all of its stock has been, duly incorporated and in good standing in the state of Maryland, and that all shares of stock listed above, including but not limited to all issued, outstanding, and reserved shares, have been properly and legally issued and properly registered in accordance with appropriate state, federal and any applicable non-U.S. laws.

         Witness my hand and seal of the Company this 16th day of Dec. 2003.

                                                /s/ Zachary A. Hamel
                                                --------------------------------
                                                        Secretary

Corporate Seal